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Exhibit 10.9

EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is entered into to be effective October 1, 2005, and is between Stroud Energy, Inc., a Delaware corporation ("Stroud Energy"), and Patrick J. Noyes (the "Executive").

1.    Definitions.    As used in this Agreement, the following terms have the following meanings:

        (a)   "Affiliate" means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

        (b)   "Board" means the Board of Directors of Stroud Energy.

        (c)   "Cause" means (i) any material violation by the Executive of this Agreement, (ii) any act or omission by the Executive involving fraud, willful misconduct or gross negligence on the part of the Executive that is materially injurious to Stroud Energy or (iii) the Executive's conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to any felony involving fraud, moral turpitude or any violation of federal or state securities law.

        (d)   "Change of Control" means any of the following events:

          (i)    the acquisition by any "person" (including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding Stroud Energy or an existing stockholder of Stroud Energy who, upon closing of Stroud Energy's private placement of common stock described in that certain offering memorandum dated September 15, 2005 (the "Private Placement"), holds 5% or more of the Common Stock of Stroud Energy) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Stroud Energy representing more than 50% of the combined voting power of Stroud Energy's then outstanding securities entitled to vote generally in the election of directors; or

          (ii)   the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, if (A) in each case, with respect to which persons who were stockholders of Stroud Energy immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities and (B) Executive does not remain the Chief Executive Officer of the reorganized, merged, or consolidated company; or

          (iii)  the sale, lease or disposition (in one or a series of related transactions) by Stroud Energy of all or substantially all of Stroud Energy's assets (including those of its subsidiaries) to any person or its Affiliates, other than Stroud Energy or its Affiliates; or

          (iv)  the approval by the Board or the stockholders of Stroud Energy of a complete or substantially complete liquidation or dissolution of Stroud Energy; or

          (v)   any event similar to the foregoing that the Compensation Committee of the Board determines in its absolute discretion would, if consummated, materially alter the structure or business of Stroud Energy.

Notwithstanding the foregoing, (i) a Change of Control shall not include any acquisition, merger, or reorganization by Stroud Energy in which the stockholders of Stroud Energy immediately prior to such acquisition, merger, or reorganization will have substantially the same proportionate ownership of common stock of the surviving corporation immediately thereafter or which would be considered a Change of Control only due to the acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by Stroud Energy or any parent or subsidiary of Stroud Energy, and (ii) a Change of Control shall not include the transactions contemplated by that certain Combination Agreement between Stroud Energy, Stroud Energy Management, Ltd., Stroud Energy, Ltd., Stroud Oil Properties, Inc. and the other parties thereto dated August 1, 2005, the Private Placement, or the initial public offering of the Common Stock.

        (e)   "Code" means the Internal Revenue Code of 1986, as amended.

        (f)    "Employment Termination Date" means the effective date of termination of the Executive's employment as established under Paragraph 5(g).

        (g)   "Good Reason" means any of the following actions if taken without the Executive's prior written consent: (i) any material failure by Stroud Energy to comply with its obligations under Paragraph 4 (Compensation and Related Matters); (ii) a Change of Control; (iii) any demotion of the Executive as evidenced by a material reduction in the Executive's responsibilities, duties, compensation, or benefits; (iv) the loss of the Executive's positions as, or titles of, Chairman of the Board or Chief Executive Officer of Stroud Energy or its successor; or (v) any permanent relocation of the Executive's place of business to a location 50 miles or more from the current location.

        (h)   "Inability to Perform" means and shall be deemed to have occurred if the Executive has been determined under Stroud Energy's long-term disability plan to be eligible for long-term disability benefits. In the absence of the Executive's participation in such plan, application for benefits under, or existence of such a plan, "Inability to Perform" means a finding by the Board that the Executive is, despite any reasonable accommodation required by law, unable to perform the essential functions of his position because of an illness or injury for (i) 60% or more of the normal working days during six consecutive calendar months or (ii) 40% or more of the normal working days during twelve consecutive calendar months.

2.    Employment.    Stroud Energy agrees to continue to employ the Executive (who previously was employed at will by an Affiliate of Stroud Energy), and the Executive agrees to continue to be employed, in the position and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions set out in this Agreement.

3.    Position and Duties.

        (a)   During his employment by Stroud Energy, the Executive shall serve as the Chief Executive Officer and Chairman of the Board of Stroud Energy. In such capacity, the Executive, subject to the ultimate control and direction of the Board, shall have and exercise direct charge of and general supervision over the business and affairs of Stroud Energy. In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Stroud Energy. The Executive shall report and be accountable to the Board. Furthermore, during Executive's employment, the Board shall request the Nominating Committee of the Board, subject to and in a manner consistent with the Stroud Energy Nominating Committee Charter, to recommend the Executive as a nominee for election to the Board of Stroud Energy at each annual meeting of shareholders of Stroud Energy held during years in which Executive's then-current term on the Board will expire.

        (b)   During his employment by Stroud Energy, the Executive shall devote his full time, skill, and attention and his best efforts to the business and affairs of Stroud Energy to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.

        (c)   In connection with the Executive's employment by Stroud Energy under this Agreement, the Executive shall be based at the principal executive offices of Stroud Energy in Fort Worth, Texas, or at any other place where the principal executive offices of Stroud Energy may be located during Executive's employment. The Executive also will engage in such travel as the performance of the Executive's duties in the business of Stroud Energy may require.

        (d)   All services that the Executive may render to Stroud Energy or any of its Affiliates in any capacity during his employment by Stroud Energy shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

4.    Compensation and Related Matters.

        (a)    Offering Bonus.    Stroud Energy shall pay the Executive, within seven days of the effectiveness of the registration statement Stroud Energy is required to file with respect to resales of its common stock sold in the Private Placement, a lump sum bonus in the amount of $500,000.00 (the "Offering Bonus"). If Stroud Energy does not file with the Securities and Exchange Commission a registration statement registering the resale of the shares sold in the Private Placement within 90 days after the closing date of the Private Placement, then the Executive shall forfeit 1.0% of the Offering Bonus for each Business Day (as defined in the Registration Rights Agreement entered into in connection with the Private Placement) the registration default continues.

        (b)    Base Salary.    Stroud Energy shall pay to the Executive for his services under this Agreement an annual base salary ("Base Salary"). The Base Salary on the effective date of this Agreement shall be at least $300,000.00. The Base Salary is subject to annual adjustment at the discretion of the Board within 120 days after the beginning of each calendar year to be effective as of February 1 of such year, but in no event shall Stroud Energy pay the Executive a Base Salary less than that set forth above without the written consent of Executive. The Base Salary shall be payable in installments in accordance with the general payroll practices of Stroud Energy, or as otherwise mutually agreed upon.

        (c)    Annual Bonus.    During his employment by Stroud Energy, the Executive will be eligible for an annual incentive bonus (the "Annual Bonus") with respect to each calendar year to be paid in cash within 90 days after the end of each such year, the amount of which shall be determined each year by the Compensation Committee of the Board based on an objective measure (including but not limited to discretionary cash flow, increase in net asset value, proved reserve additions, production, and cost management) and a subjective measure. The objective portion will be based on a price-neutral performance measure and the subjective portion will give the Compensation Committee the discretion to adjust the size of the Annual Bonus based on its perception of the Executive's performance. The Annual Bonus for any one year may not exceed $500,000.00 and will be paid as to 2005 with respect to the Executive's performance for the full calendar year of 2005, and without consideration of the Offering Bonus paid pursuant to Paragraph 4(a).

        (d)    Long-Term Incentives.    During his employment by Stroud Energy, the Executive will participate in Stroud Energy's long-term incentive plan(s) and restricted stock plan(s) applicable to the Executive's position, in accordance with the terms of such plan(s). Upon a Change of Control, the death of the Executive or the Executive's Inability to Perform, (i) any awards (other than restricted stock awards) granted under such plans shall be fully vested, all restrictions and limitations shall lapse and all performance criteria and other conditions related to such awards shall be deemed to be achieved or fulfilled to the maximum extent possible, and such awards shall be cancelled in exchange for a cash payment equal to the value of the awards, and (ii) any awards of restricted stock shall be fully vested, all restrictions and limitations shall lapse and all performance criteria and other conditions related to such awards shall be deemed to be achieved or fulfilled to the maximum extent possible. Upon termination of the Executive by Stroud Energy without Cause, the award of 314,668 shares of restricted stock granted to Executive in connection with Stroud Energy's 144A offering shall be fully vested, all restrictions and limitations shall lapse and all performance criteria and other conditions related to such award shall be deemed to be achieved or fulfilled to the maximum extent possible.

        (e)    Employee Benefits.    During his employment by Stroud Energy, the Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by Stroud Energy to its senior executives, including without limitation Stroud Energy's life insurance, disability, and health plans. Stroud Energy will maintain a long-term disability policy for the Executive that provides a salary replacement benefit equal to at least sixty percent (60%) of the Executive's Base Salary at the time of the disability. The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

        (f)    Expenses.    The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing his duties and responsibilities under this Agreement, consistent with Stroud Energy's policies or practices for reimbursement of expenses incurred by other Stroud Energy senior executives.

        (g)    Vacations.    During the Executive's employment by Stroud Energy, the Executive shall be eligible for vacation, sick pay, and other paid and unpaid time off in accordance with the policies and practices of Stroud Energy. The Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for Stroud Energy and the Executive.

5.    Termination of Employment.

        (a)    Death.    The Executive's employment and this Agreement shall terminate automatically upon his death; provided, however, that this subsection 5(a) shall not release or otherwise modify Stroud Energy's obligations following Executive's death as provided for elsewhere in this Agreement.

        (b)    Inability to Perform.    Stroud Energy may terminate the Executive's employment and this Agreement for Inability to Perform; provided, however, that this subsection 5(b) shall not release or otherwise modify Stroud Energy's obligations following Executive's Inability to Perform as provided for elsewhere in this Agreement.

        (c)    Termination by Stroud Energy for Cause.    Stroud Energy may terminate the Executive's employment and this Agreement for Cause by providing the Executive with a Notice of Termination as set out in Paragraph 5(f).

        (d)    Termination by the Executive for Good Reason.    The Executive may terminate his employment and this Agreement for Good Reason. To exercise his right to terminate for Good Reason, the Executive must provide written notice to Stroud Energy of his belief that Good Reason exists, and that notice shall describe the circumstance(s) believed to constitute Good Reason. If such circumstance(s) may reasonably be remedied, Stroud Energy shall have 30 days to effect a remedy. If not remedied within that 30-day period, the Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking the Executive's right to terminate his employment for Good Reason must be given no later than 60 days after the date Good Reason first arose; otherwise, the Executive is deemed to have accepted the circumstance(s) that may have given rise to the existence of Good Reason.

        (e)    Termination by Either Party without Cause or without Good Reason.    Stroud Energy may terminate the Executive's employment and this Agreement without Cause at any time. Executive may terminate his employment under this Agreement without Good Reason upon at least three months' prior written notice to Stroud Energy.

        (f)    Notice of Termination.    Any termination of the Executive's employment by Stroud Energy or by the Executive (other than a termination pursuant to Paragraph 5(a)) shall be communicated by a

Notice of Termination. A "Notice of Termination" is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Inability to Perform, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision invoked; and (iii) if the termination is by the Executive under Paragraph 5(e), or by Stroud Energy for any reason, specify the Employment Termination Date. The failure by Stroud Energy or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Stroud Energy or the Executive or preclude either of them from asserting such fact or circumstance in enforcing or defending their rights.

        (g)    Employment Termination Date.    The Employment Termination Date, whether occurring before or after a Change of Control, shall be as follows: (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated by Stroud Energy because of his Inability to Perform or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive's employment is terminated by the Executive for Good Reason, the date on which the Notice of Termination is given; (iv) if the termination is by Stroud Energy without Cause under Paragraph 5(e), the date specified in the Notice of Termination; or (v) if the termination is by Executive without Good Reason under Paragraph 5(e), the date specified in the Notice of Termination, which date shall be no earlier than three months after the date such notice is given.

        (h)    Deemed Resignation.    In the event of termination of the Executive's employment, the Executive agrees that if at such time he is a member of the Board or is an officer of Stroud Energy or a director, officer, or manager of any of its Affiliates or if he serves as a fiduciary of Stroud Energy or an Affiliate's employee benefit plans, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date, unless the Board notifies the Executive in writing prior to the Employment Termination Date of the Board's desire that the Executive remain a member of the Board, in which case the Executive shall not be deemed to have resigned his position as a member of the Board merely by virtue of the termination of his employment.

        (i)    Good Faith.    In making determinations regarding the existence of appropriate grounds for the termination of the employment relationship and the proper compensation in the event of such a termination, both the Executive and Stroud Energy shall exercise good faith toward one another.

6.    Compensation Upon Termination of Employment.

        (a)    Payments Upon Termination for Any Reason.    If Executive's employment is terminated by the Executive or Stroud Energy for any reason, Stroud Energy shall pay to the Executive (or in the case of termination of employment upon the Executive's death, to such person as the Executive shall designate in a written notice to Stroud Energy or, if no such person is designated, to his estate) (i) any unpaid portion of the Executive's Base Salary through the Employment Termination Date (the "Compensation Payment"), any earned but unused vacation (the "Vacation Payment"), and any unreimbursed business expenses (the "Unreimbursed Business Expense Payment"). The Executive shall not be entitled to any payments from Stroud Energy other than the Compensation Payment, the Vacation Payment and the Unreimbursed Business Expense Payment if employment is terminated by Stroud Energy for Cause or by the Executive without Good Reason.

        (b)    Severance Payment.    In addition to the payments set forth in Paragraph 6(a), if Executive's employment is terminated by reason of the Executive's death or Inability to Perform, by Stroud Energy without Cause or by Executive with Good Reason, Stroud Energy shall pay to the Executive (or in the case of termination of employment upon the Executive's death, to such person as the Executive shall designate in a written notice to Stroud Energy or, if no such person is designated, to his estate) a severance payment equal to two years' Base Salary in a lump sum reduced for each complete month after the effective date of this Agreement on a pro rata basis such that on the first anniversary of the effective date of this Agreement, and thereafter, Executive will be entitled to one year's Base Salary. The payment required by this paragraph is the "Severance Payment."

        (c)    Health Insurance.    If the Executive's employment with Stroud Energy or any Affiliate of Stroud Energy ends on account of (i) a termination by Stroud Energy for any reason other than for death or Cause, or (ii) a termination by the Executive for Good Reason, the Executive will receive, in addition to any other payments due under this Agreement, the following benefit: if, at the time his employment ends, the Executive participates in one or more health plans offered by Stroud Energy and the Executive is eligible for and elects to receive continued coverage under such plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or any successor law, Stroud Energy will reimburse the Executive during the 18-month period following the Employment Termination Date or, if shorter, the period of such actual COBRA continuation coverage, the difference between the total amount of the monthly COBRA premiums actually paid by the Executive for such continued health plan benefits and the total monthly amount of the premiums charged to active senior executives of Stroud Energy for the same health insurance coverage. Provided, however, that Stroud Energy's reimbursement obligation under this Paragraph 6(c) shall terminate upon the earlier of (i) the expiration of the time period(s) described above, (ii) the date the Executive becomes eligible for health insurance coverage under a subsequent employer's plan without being subject to any preexisting-condition exclusion under that plan, which occurrence the Executive shall promptly report to Stroud Energy, or (iii) the date of death of the Executive.

        (d)    Exclusive Compensation and Benefits.    The compensation and benefits described in this Paragraph 6, along with the associated terms for payment, constitute all of Stroud Energy's obligations to the Executive with respect to the ending of the Executive's employment with Stroud Energy and/or its Affiliates. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that the Executive may have under the applicable provisions of any benefit plan of Stroud Energy in which the Executive is participating at the time of the termination of employment.

        (e)    Timing of Payment.    The Compensation Payment, the Vacation Payment and the Unreimbursed Business Expense Payment will be paid at the time and in the manner required by applicable law. The Severance Payment and the reimbursement related to health insurance provided in Paragraph 6(c), if any, will be paid (or commence being paid) on the date that is six months after the date of the Executive's separation from service (or, if earlier, the date of death of the Executive) as provided in Section 409A(a)(2) of the Code or such earlier date as may be permitted under Section 409A of the Code.

        (f)    Compliance with Code Section 409A.    Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Stroud Energy in its reasonable judgment to be subject to Section 409A of the Code shall be paid in a manner that Stroud Energy in its reasonable judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations or other guidance, even if meeting such requirements would result in a delay in the time of payment of such compensation.

7.    Expenses of Enforcement.    In the event that the Executive seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, the Executive shall be entitled to recover from Stroud Energy, and shall be indemnified by Stroud Energy against, any and all expenses actually and reasonably incurred by him in such judicial adjudication regardless of whether Executive ultimately is successful in such adjudication.

8.    No Obligation to Pay.    With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Stroud Energy to fail to make such payment to the Executive if (i) Stroud Energy is legally prohibited from making the payment;

(ii) Stroud Energy would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.

9.    Withholding Taxes.    Stroud Energy shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including Social Security and Medicare contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

10.    Notices.    All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

            (i)    If to Stroud Energy, at:

        Stroud Energy, Inc.
        Attn: Chairman of the Compensation Committee
        801 Cherry Street Suite 3800
        Fort Worth, Texas 76102

            (ii)   If to the Executive, at the Executive's then-current home address on file with Stroud Energy.

11.    Mitigation.    The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of the Executive's employment with Stroud Energy, or otherwise.

12.    Binding Effect; No Assignment by the Executive; No Third Party Benefit.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations under this Agreement. Stroud Energy is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement to an Affiliate of Stroud Energy. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

13.    Assumption by Successor.    Stroud Energy shall ensure that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Stroud Energy, either by operation of law or written agreement, assumes the obligations of this Agreement (the "Assumption Obligation"). If Stroud Energy fails to fulfill the Assumption Obligation, such failure shall be considered Good Reason; provided, however, that the compensation to which the Executive would be entitled to upon a termination for Good Reason shall be the sole remedy of the Executive for any failure by Stroud Energy to fulfill the Assumption Obligation. As used in this Agreement, "Stroud Energy" shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Stroud Energy that executes and delivers the agreement provided for in this Paragraph 13 or that otherwise becomes obligated under this Agreement by operation of law.

14.    Governing Law; Venue.    This Agreement and the employment of the Executive shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws. The exclusive forum for any lawsuit arising from or related to the Executive's employment or this Agreement shall be a state or federal court in Tarrant County, Texas. This provision does not prevent Stroud Energy from removing to an appropriate federal court any action brought in state court. THE EXECUTIVE HEREBY CONSENTS TO, AND WAIVES ANY OBJECTIONS TO, REMOVAL TO FEDERAL COURT BY STROUD ENERGY OF ANY ACTION BROUGHT AGAINST IT BY THE EXECUTIVE.

15.    JURY TRIAL WAIVER.    IN THE EVENT THAT ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT WITH STROUD ENERGY RESULTS IN A LAWSUIT, BOTH STROUD ENERGY AND THE EXECUTIVE MUTUALLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE FOR A JURY TO DECIDE THE ISSUES IN THE LAWSUIT, REGARDLESS OF THE PARTY OR PARTIES ASSERTING CLAIMS IN THE LAWSUIT OR THE NATURE OF SUCH CLAIMS. STROUD ENERGY AND THE EXECUTIVE IRREVOCABLY AGREE THAT ALL ISSUES IN SUCH A LAWSUIT SHALL BE DECIDED BY A JUDGE RATHER THAN A JURY.

16.    Entire Agreement.    This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement.

17.    Modification; Waiver.    No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of Stroud Energy to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. The parties hereto acknowledge and agree that no breach by the other party of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

18.    Construction.    This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

19.    Severability.    If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

20.    Counterparts.    This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Stroud Energy has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, effective as of the date first set forth above.

STROUD ENERGY, INC.		PATRICK J. NOYES
By:	/s/ STEPHEN M. CLARK	/s/ PATRICK J. NOYES
Printed Name:	Stephen M. Clark
Title:	Vice President & Chief Financial Officer

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  Exhibit 10.9
EMPLOYMENT AGREEMENT